Exhibit 99.1

SOUTHERN UNION COMPANY SHAREHOLDERS APPROVE MERGER WITH ENERGY TRANSFER EQUITY, L.P.

HOUSTON, December 9, 2011 – Southern Union Company (NYSE:SUG) announced that its shareholders overwhelmingly approved, at a special meeting held this morning, the proposed merger with Energy Transfer Equity, L.P. (NYSE:ETE).

Approval of the merger proposal required the affirmative vote of the majority of the shareholders entitled to vote.  Approximately 80 percent of the outstanding shares of Southern Union common stock as of the record date were voted at the special meeting.  Of the shares that were voted, approximately 98 percent voted in favor of the merger.

Southern Union Chairman and Chief Executive Officer George L. Lindemann said, “We are pleased that such a significant majority of our shareholders have supported the merging of these two highly successful businesses. The transaction creates compelling opportunities for both Southern Union and Energy Transfer.  It is the right next step for Southern Union and delivers significant value for our shareholders.”

Southern Union Vice Chairman Eric Herschmann said, “We believe that the merger with ETE is the most value optimizing option for Southern Union’s shareholders, and today’s vote in favor of the merger confirms that our shareholders agree.”

Under the merger agreement, Southern Union’s shareholders can elect to exchange each outstanding Southern Union common share for $44.25 of cash or 1.00x ETE common unit, with no more than 60% of the aggregate merger consideration payable in cash and no more than 50% payable in ETE common units. Elections in excess of either the cash or common unit limits will be subject to proration.

Pending receipt of all required regulatory approvals and satisfaction of other closing conditions, the merger is expected to close in the first quarter of 2012.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

About Energy Transfer Equity, L.P.

Energy Transfer Equity, L.P. is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

# # #
Forward-Looking Statements

This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE or SUG. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission (the “SEC”) by ETE and SUG. Neither ETE nor SUG undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

Additional Information

In connection with the transaction, ETE and SUG have filed certain documents, including a proxy statement / prospectus, with the SEC. Investors and security holders are urged to carefully read the definitive proxy statement/prospectus filed with the SEC because it contains important information regarding ETE, SUG and the transaction.

Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by ETE and SUG with the SEC at the SEC’s website, www.sec.gov.  The definitive proxy statement/prospectus and such other documents relating to ETE may also be obtained free of charge by directing a request to Energy Transfer Equity, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETE’s website, www.energytransfer.com. The definitive proxy statement/prospectus and such other documents relating to SUG may also be obtained free of charge by directing a request to Southern Union Company, Attn: Investor Relations, or from SUG’s website, www.sug.com. Investors and security holders are urged to carefully read the proxy statement/prospectus and such other documents filed with the SEC because the materials contain important information regarding ETE, SUG and the transaction.

The information contained in this press release is available on the SUG web site at www.sug.com.

Southern Union Company

Investors:
Richard N. Marshall
(713) 989-2000

Media:
John P. Barnett
(713) 989-7556